Filed pursuant to Rule 424(b)(3)
File No. 333-271562

A&Q LONG/SHORT STRATEGIES FUND LLC

STATEMENT OF ADDITIONAL INFORMATION SUPPLEMENT

DATED OCTOBER 1, 2024

The information set forth below supplements and supersedes any contrary information contained in the Fund's Statement of Additional Information (the "SAI"), dated May 1, 2024. Prospective investors are urged to read carefully the Fund's Prospectus, SAI and Limited Liability Company Agreement, as amended and restated from time to time, which are provided together with (or have preceded) this Supplement. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Prospectus.

The Prospectus, the SAI, this Supplement and material incorporated by reference into the Fund's registration statement are published on the following website:

https://www.ubs.com/us/en/assetmanagement/capabilities/hedge-funds/hedge-fund-solutions.html.

The SAI also is available upon request and without charge by writing the Fund at c/o UBS Asset Management (Americas) LLC, 787 Seventh Avenue, New York, New York 10019, or by calling (888) 793-8637. In addition, you may request other information about the Fund or make investor inquiries by calling (888) 793-8637. The SAI, material incorporated by reference into the Fund's registration statement and other information about the Fund also are available on the SEC's website (http://www.sec.gov). The address of the SEC's website is provided solely for the information of prospective investors and is not intended to be an active link.

If a prospective investor wishes to invest in the Fund, the investor must complete, execute and return the Fund's Investor Certificate, which is provided together with (or has preceded) this Supplement.

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Aily S. Andrews resigned as the Fund's Chief Compliance Officer, effective as of the close of business on July 12, 2024. The Board appointed Michael D. Lemos as the Fund's new Chief Compliance Officer effective concurrent with Ms. Andrews's resignation.

Matthew Richards resigned as the Fund's Principal Accounting Officer and Secretary, effective as of the close of business on September 11, 2024. The Board appointed Martin Fuchs as the Fund's new Principal Accounting Officer and Secretary effective concurrent with Mr. Richards' resignation.

Further to the foregoing, the Directors and officers table set forth in the SAI under the caption "Directors and Officers—Information About the Directors and Officers" is amended and restated to remove Mr. Richards and Ms. Andrews and include the following information regarding Mr. Fuchs and Mr. Lemos:

Name, Age, Address and Position(s) with Fund[1]	Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships/ Trusteeships Held by Director Outside Fund Complex During Past 5 Years
Martin Fuchs (47) Principal Accounting Officer and Secretary	Since Sept. 11, 2024	Global Head of Asset Management Multi-Manager Alternatives Accounting of UBS AG since December 2023. Previously, Head of Alternative Fund Accounting (Hedge Fund Single Manager and Fund of Funds) (October 2020 to December 2023) of UBS AG and Team Head of Product Control of Alternative & Quantitative Investments (from June 2008 to October 2020).	N/A	N/A
Michael D. Lemos (47) Chief Compliance Officer	Since July 12, 2024	Deputy Chief Compliance Officer of UBS Real Estate & Private Markets Americas and Head of Broker-Dealer Compliance of UBS Asset Management related entities since 2015.	N/A	N/A

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The final paragraph of the section of the SAI entitled "Proxy Voting Policies and Procedures" is amended and restated in its entirety as follows:

Information regarding how the Adviser voted the Fund's proxies related to the Fund's portfolio holdings during the most recent 12-month period ended June 30th is available without charge, upon request, by calling (203) 719-1428 or toll-free at (888) 793-8637 or visiting the following website: https://www.ubs.com/us/en/assetmanagement/capabilities/hedge-funds/hedge-fund-solutions.html, and is available on the SEC's website at http://www.sec.gov.

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